Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2009 Earnings and Updates FY 2009 Guidance

SAN DIEGO--(BUSINESS WIRE)--May 13, 2009--Jack in the Box Inc. (NASDAQ:JACK) today reported earnings from continuing operations of $29.6 million, or 51 cents per diluted share, for the second quarter ended April 12, 2009, compared with earnings from continuing operations of $26.3 million, or 44 cents per diluted share, for the second quarter of fiscal 2008. As previously announced, in September 2008 the company’s board of directors approved plans to sell its Quick Stuff® convenience stores. The results of operations for Quick Stuff are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented.

Second quarter FY 2009 highlights

Same-store sales at Jack in the Box® company restaurants increased 0.4 percent in the second quarter compared with a year-ago decrease of 0.1 percent. Same-store sales remained positive in California, Texas and Las Vegas, and although still negative in Phoenix, same-store sales continued to improve versus the prior quarter.

System same-store sales at Qdoba Mexican Grill® decreased 2.3 percent in the second quarter versus a year-ago increase of 2.4 percent, as the economic environment continued to pressure consumer spending at restaurants with higher check averages and negatively impacted catering sales at Qdoba.

Consolidated restaurant operating margin was 16.5 percent of sales in the second quarter of 2009, equal to the year-ago quarter and a significant improvement from 14.6 percent of sales in the first quarter of fiscal 2009. Food and packaging costs were 80 basis points better than prior year as a result of favorable product mix, the benefit of a 2.5 percent price increase taken in November, as well as the company’s margin-improvement initiatives. Commodity costs were approximately 3.3 percent higher in the quarter versus prior year and as compared to commodity cost inflation of nearly 8 percent in the first quarter of fiscal 2009. Beef costs were up 6.6 percent over last year in the second quarter. Restaurant operating costs were 51.3 percent of restaurant sales, consistent with 51.4 percent in the first quarter and 80 basis points higher than last year. The increase from prior year is due primarily to higher depreciation resulting from the kitchen enhancement program completed in fiscal 2008 and the ongoing re-image program at Jack in the Box, as well as higher rent and depreciation related to new restaurant development and sales deleverage at Qdoba. Restaurant operating margin is expected to continue to improve in the second half of the fiscal year due primarily to lower anticipated food cost inflation, lower utility costs, and margin-improvement initiatives.

Linda A. Lang, chairman and chief executive officer, said, “We’re pleased that, despite the continued recessionary environment, the Jack in the Box brand achieved positive comparable sales growth during the quarter while the company delivered strong sequential improvement in consolidated restaurant operating margin.”

SG&A expense was 11.6 percent of revenues in the second quarter compared with 11.1 percent last year. Impairment charges of approximately $3.2 million negatively impacted SG&A by approximately 55 basis points in the 2009 quarter.

The company’s refranchising efforts continued on pace with its expectations despite the tight credit markets. Gains on the sale of 46 company-operated Jack in the Box restaurants to franchisees totaled $17.2 million in the second quarter compared with $11.6 million in the year-ago quarter from the sale of 23 restaurants. Average gains were lower than in recent quarters due to lower-than-average sales volumes and cash flows of the restaurants sold. Through the first half of fiscal 2009, the company refranchised 75 Jack in the Box restaurants, with gains totaling $35.6 million.

The company provided $3.3 million in bridge and mezzanine financing during the quarter for two of the six refranchising transactions. As of the end of the second quarter, notes receivable from franchisees relating to refranchising activity totaled $9.3 million.

The Jack in the Box system is now 41 percent franchised versus 35 percent a year ago. The company remains on track to achieve its long-term goal to increase the percentage of franchise ownership in the Jack in the Box system to 70 to 80 percent by the end of fiscal year 2013.

The tax rate for the second quarter was 39.0 percent compared with 36.5 percent in the prior year, with the increase due primarily to market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

Restaurant openings

Eighteen new Jack in the Box restaurants opened in the second quarter, including 14 company locations, compared with 6 new restaurants opened systemwide during the same quarter last year.

“Through the first half of fiscal 2009, 34 new Jack in the Box restaurants opened, compared to 16 in the first half of last year,” Lang said. “We have a strong pipeline of company and franchised sites in various stages of planning and development and continue to expect approximately 50 new restaurant openings for the full year.”

In the second quarter, 15 Qdoba restaurants opened, including 8 franchised locations, versus 9 new restaurants in the year-ago quarter, 6 of which were franchised. Through the first half of fiscal 2009, 32 new Qdoba restaurants opened, including 23 franchised locations. The company now expects 55 to 70 new Qdoba openings in fiscal 2009, including approximately 25 company locations.

At April 12, 2009, the company’s system total comprised 2,186 Jack in the Box restaurants, including 894 franchised locations, and 484 Qdoba restaurants, including 342 franchised locations.

Second quarter FY 2009 initiatives

During the quarter, the company continued to execute its strategic initiative to reinvent the Jack in the Box brand. This initiative is expected to drive sales by offering guests a better restaurant experience than typically found in the QSR segment through menu innovation, enhanced restaurant facilities and improvements in guest service.

Jack in the Box enhanced its menu with several new products during the quarter:

  In late March, Mini Sirloin Burgers were launched as a new product platform. This premium product, which rivals the quality and taste of similar items offered by casual dining restaurants, features a trio of 100% sirloin patties topped with American cheese, grilled onions and ketchup served on mini buns inspired by Hawaiian sweet rolls.
  Teriyaki Bowls, introduced in the first quarter in the chain’s western division, were rolled out to the rest of the system in late January. Available in two varieties, the Teriyaki Bowls include steamed rice, broccoli and carrots with a choice of all-white-meat chicken or sirloin steak topped with teriyaki sauce.
  The Homestyle Ranch Chicken Club, introduced in the chain’s central and eastern U.S. locations in the first quarter, was rolled out to the remainder of the system in late January.
  Taco Nachos were added as a value-priced item in late January. The new product features the chain’s popular crunchy tacos topped with cheddar cheese sauce, melted pepper jack cheese and jalapeno slices served with a side of fire-roasted salsa.
  Additionally, Jack in the Box offered a limited-time value promotion beginning in February that featured two fish sandwiches for $3.

A major element of the company’s strategic initiative to reinvent the Jack in the Box brand is a comprehensive restaurant re-imaging program. Approximately 44 percent of the Jack in the Box system, including new construction, now features all interior and exterior elements of the program. Exterior enhancements, including new paint schemes, lighting and landscaping, are now completed at 55 percent of the Jack in the Box system.

Guidance (from continuing operations)

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 5, 2009, and fiscal year ending Sept. 27, 2009, in approximate amounts:

Q3 FY 2009 guidance

  Flat to 2 percent same-store sales increase at Jack in the Box company restaurants versus a 0.4 percent decrease in the year-ago quarter.
  2 to 4 percent same-store sales decrease at Qdoba system restaurants versus a 0.5 percent increase in the year-ago quarter.

Fiscal year 2009 guidance update

  Flat to 2 percent increase in same-store sales at Jack in the Box company restaurants.
  1 to 3 percent decrease in same-store sales at Qdoba system restaurants.
  Overall commodity costs are expected to moderate through the year, with a full-year increase of approximately 3 percent.
  Restaurant operating margin for the full year is expected to be between 16.0 and 16.5 percent.
  Approximately 50 new Jack in the Box restaurants, including approximately 35 company locations.
  55 to 70 new Qdoba restaurants, including approximately 25 company locations.
  $60 to $70 million in gains on the sale of 120 to 140 Jack in the Box restaurants to franchisees, with $80 to $90 million in total proceeds resulting from the sales.
  $175 to $185 million in capital expenditures.
  SG&A expense related to continuing operations in the mid-11 percent range, assuming no further mark-to-market adjustments of significance.
  Tax rate of approximately 39 to 40 percent.
  For guidance purposes, share repurchases are assumed to offset dilution from stock option exercises.
  Diluted earnings per share from continuing operations of $2.08 to $2.20, including franchise gains. Earnings per share guidance from continuing operations excludes the results for Quick Stuff, which contributed 2 cents per diluted share in fiscal 2008, as well as any potential insurance recoveries related to Hurricane Ike.

Conference Call

The company will host a conference call for financial analysts and investors on Thursday, May 14, 2009, beginning at 8:30 a.m. PDT (11:30 a.m. EDT). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the conference-call link on the Jack in the Box Inc. home page for 21 days, beginning at approximately 11:00 a.m. PDT on May 14.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,180 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 480 restaurants in 42 states and the District of Columbia. The company also operates a proprietary chain of 61 convenience stores called Quick Stuff®, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. The company has announced plans to sell its Quick Stuff brand. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share data) (Unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	April 12,	April 13,	April 12,	April 13,
	2009	2008	2009	2008

Revenues:
Restaurant sales	$468,326	$490,810	$1,096,975	$1,138,525
Distribution sales	67,460	61,646	158,983	142,037
Franchised restaurant revenues	42,625	35,578	99,126	84,469
	578,411	588,034	1,355,084	1,365,031
Operating costs and expenses:
Restaurant costs of sales	150,738	161,971	364,626	374,734
Restaurant operating costs	240,291	247,790	563,574	572,302
Distribution costs of sales	67,035	61,439	157,614	141,349
Franchised restaurant costs	17,561	14,892	39,690	33,840
Selling, general and administrative expenses	66,910	65,342	157,689	155,432
Gains on the sale of company-operated restaurants	(17,234)	(11,629)	(35,595)	(27,978)
	525,301	539,805	1,247,598	1,249,679

Earnings from operations	53,110	48,229	107,486	115,352

Interest expense	4,979	6,777	13,180	15,854
Interest income	(406)	(42)	(880)	(293)
Interest expense, net	4,573	6,735	12,300	15,561

Earnings from continuing operations and before income taxes	48,537	41,494	95,186	99,791

Income taxes	18,951	15,156	37,633	37,154

Earnings from continuing operations	29,586	26,338	57,553	62,637

Earnings (losses) from discontinued operations, net	275	(104)	705	(148)
Net earnings	$29,861	$26,234	$58,258	$62,489

Net earnings per share - basic:
Earnings from continuing operations	$0.52	$0.45	$1.02	$1.06
Earnings (losses) from discontinued operations, net	0.01	(0.00)	0.01	(0.00)
Net earnings per share	$0.53	$0.45	$1.03	$1.06

Net earnings per share - diluted:
Earnings from continuing operations	$0.51	$0.44	$1.00	$1.04
Earnings (losses) from discontinued operations, net	0.01	(0.00)	0.01	(0.01)
Net earnings per share	$0.52	$0.44	$1.01	$1.03

Weighted-average shares outstanding:
Basic	56,714	58,833	56,644	59,229
Diluted	57,704	59,953	57,554	60,488

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	April 12,	September 28,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$11,008	$47,884
Accounts and other receivables, net	65,257	70,290
Inventories	41,122	45,206
Prepaid expenses	28,971	20,061
Deferred income taxes	46,166	46,166
Assets held for sale	135,819	112,994
Other current assets	5,967	7,480
Total current assets	334,310	350,081

Property and equipment, at cost	1,609,352	1,605,497
Less accumulated depreciation and amortization	(663,055)	(662,435)
Property and equipment, net	946,297	943,062
Other assets, net	206,924	205,275
	$1,487,531	$1,498,418

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$24,587	$2,331
Accounts payable	70,712	99,708
Accrued liabilities	217,010	213,631
Total current liabilities	312,309	315,670

Long-term debt, net of current maturities	451,347	516,250

Other long-term liabilities	155,493	161,277

Deferred income taxes	47,114	48,110

Stockholders’ equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 authorized, 73,773,394 and
73,506,049 issued, respectively	738	735
Capital in excess of par value	162,254	155,023
Retained earnings	853,915	795,657
Accumulated other comprehensive loss, net	(21,180)	(19,845)
Treasury stock, at cost, 16,726,032 shares	(474,459)	(474,459)
Total stockholders' equity	521,268	457,111
	$1,487,531	$1,498,418

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Twenty-Eight Weeks Ended
	April 12,	April 13,
	2009	2008

Cash flows from operating activities:
Net earnings	$58,258	$62,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,887	53,908
Deferred finance cost amortization	836	837
Deferred income taxes	(168)	(1,472)
Share-based compensation expense awards	4,962	5,385
Pension and postretirement expense	6,594	7,797
Losses on cash surrender value of company-owned life insurance	10,006	3,883
Gains on the sale of company-operated restaurants	(35,595)	(27,978)
Gains on the acquisition of franchise-operated restaurants	(958)	-
Losses on the disposition of property and equipment, net	5,784	8,967
Impairment charges	4,857	1,461
Changes in assets and liabilities, excluding acquisitions and dispositions:
Increase in receivables	(10,957)	(9,032)
Decrease in inventories	4,985	128
Decrease (increase) in prepaid expenses and other current assets	(5,856)	5,491
Decrease in accounts payable	(14,913)	(13,986)
Pension and postretirement contributions	(9,524)	(9,201)
Increase (decrease) in other liabilities	(4,857)	17,563
Cash flows provided by operating activities	67,341	106,240

Cash flows from investing activities:
Purchases of property and equipment	(92,020)	(91,322)
Proceeds from the sale of company-operated restaurants	40,429	36,053
Purchase of assets held for sale and leaseback, net	(22,760)	(1,362)
Collections on notes receivable	21,356	23
Acquisition of franchise-operated restaurants	(6,760)	-
Other	(2,093)	(2,995)
Cash flows used in investing activities	(61,848)	(59,603)

Cash flows from financing activities:
Borrowings on revolving credit facility	246,000	248,000
Repayments of borrowings on revolving credit facility	(287,000)	(248,000)
Principal payments on debt	(1,647)	(3,408)
Proceeds from issuance of common stock	2,136	7,649
Repurchase of common stock	-	(50,000)
Excess tax benefits from share-based compensation arrangements	450	4,202
Change in book overdraft	(2,308)	(4,382)
Cash flows used in financing activities	(42,369)	(45,939)

Net increase (decrease) in cash and cash equivalents	(36,876)	698
Cash and cash equivalents at beginning of period	47,884	15,702
Cash and cash equivalents at end of period	$11,008	$16,400

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in our consolidated statements of earnings:

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	April 12,	April 13,	April 12,	April 13,
	2009	2008	2009	2008
Statement of Earnings Data:
Revenues:
Restaurant sales	81.0%	83.5%	81.0%	83.4%
Distribution sales	11.7%	10.5%	11.7%	10.4%
Franchised restaurant revenues	7.3%	6.0%	7.3%	6.2%
Total revenues	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses:
Restaurant costs of sales (1)	32.2%	33.0%	33.2%	32.9%
Restaurant operating costs (1)	51.3%	50.5%	51.4%	50.3%
Distribution costs of sales (1)	99.4%	99.7%	99.1%	99.5%
Franchised restaurant costs (1)	41.2%	41.9%	40.0%	40.1%
Selling, general and administrative expenses	11.6%	11.1%	11.6%	11.4%
Gains on sale of company-operated restaurants	(3.0%)	(2.0%)	(2.6%)	(2.0%)
Earnings from operations	9.2%	8.2%	7.9%	8.5%

Income tax rate (2)	39.0%	36.5%	39.5%	37.2%

(1) As a percentage of the related sales and/or revenues
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table summarizes the changes in the number of company-operated and franchised Jack in the Box and Qdoba restaurants during the quarter:

	Twenty-Eight Weeks Ended April 12, 2009			Twenty-Eight Weeks Ended April 13, 2008
	Company	Franchised	Total	Company	Franchised	Total
Jack in the Box:
Beginning of period	1,346	812	2,158	1,436	696	2,132
New	26	8	34	11	5	16
Franchised	(75)	75	-	(51)	51	-
Closed	(5)	(1)	(6)	(3)	(3)	(6)
End of period	1,292	894	2,186	1,393	749	2,142
% of system	59%	41%	100%	65%	35%	100%
Qdoba:
Beginning of period	111	343	454	90	305	395
New	9	23	32	7	27	34
Acquired	22	(22)	-	-	-	-
Closed	-	(2)	(2)	-	(6)	(6)
End of period	142	342	484	97	326	423
% of system	29%	71%	100%	23%	77%	100%

Consolidated:
Total system	1,434	1,236	2,670	1,490	1,075	2,565
% of system	54%	46%	100%	58%	42%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291